UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2016
Date of Report (Date of Earliest Event Reported)

TALON REAL ESTATE HOLDING CORP.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-53917	26-1771717
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Wayzata Boulevard Suite 1070 Minneapolis, Minnesota	55416
(Address of Principal Executive Offices)	(Zip Code)

(612) 604-4600
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.

Termination of a Material Definitive Agreement

On January 28, 2016, Talon Bren Road, LLC, a subsidiary of Talon OP, L.P., which is the entity through which Talon Real Estate Holding Corp. conducts substantially all of its business, entered into a purchase and sale agreement with Timberland Partners, Inc.  Under the agreement, Talon Bren Road agreed to sell the property located at 10301 Bren Road West, Minnetonka, Minnesota to the buyer subject to a diligence period and other conditions of the purchase and sale agreement typical of a real estate transaction.  Pursuant to the agreement, in exchange for the property, the buyer paid Talon Bren Road a $100,000 initial deposit and was to pay $25,900,000 at closing, subject to adjustments as set forth in the purchase agreement.  The agreement was terminated by the buyer on November 1, 2016 following the due diligence period.

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2016, we appointed Keith Gruebele as our Chief Financial Officer.  Mr. Gruebele will serve as our principal financial officer and principal accounting officer.

Mr. Gruebele, age 61, served as the Director of Finance at Mid America Festivals from April 2016 through October 2016.  He served as an independent consultant from September 2015 through March 2016.  From January 2010 through August 2015 he served as Finance, Operations, Real Estate and Special Projects Leader at GLC Enterprises, Inc.  Mr. Gruebele will receive a base salary of $120,000 per annum.  In connection with his appointment, he was also granted 50,000 shares of common stock of Talon Real Estate Holding Corp. and 300,000 shares of restricted common stock of Talon Real Estate Holding Corp. which vests as to 100,000 on each of November 1, 2017, 2018 and 2019.

Item 9.01.

Financial Statements and Exhibits

10.1

Purchase and Sale Agreement between Talon Bren Road, LLC and Timberland Partners, Inc. dated January 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON REAL ESTATE HOLDING CORP.

Date: November 4, 2016	/s/ MG Kaminski
Matthew G. Kaminski
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing

10.1	Purchase and Sale Agreement between Talon Bren Road, LLC and Timberland Partners, Inc. dated January 28, 2016	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q for the quarter ended March 31, 2016, filed on May 13, 2016 (SEC file no. 000-53917)